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                                                              Exhibit (a)(1)(ix)

E-mail

To:      Leap Non-Tendering Option Holder
From:    Leap Stock Administration Department
Re:      Supplemental Options

Date:    December __, 2001

         Our records indicate that you did not tender one or more of your Eligible Options in our recently completed Offer to Exchange. Options not tendered will remain intact at their original price and terms. In addition, subject to your continued employment and other terms of the Offer to Exchange, dated November 20, 2001, if you did not tender any of your Eligible Options at all, you have the right to receive a Supplemental Option under our 2001 Stock Option Plan with an exercise price equal to the last reported sale price of our common stock on the Nasdaq National Market on the grant date. The number of shares purchasable under each Supplemental Option was set forth in the individual option summary that we distributed to you concurrently with the Offer. We expect to grant Supplemental Options on or about December 19, 2001.

         If you have any questions about the option exchange program, please direct them to optionexchange@leapwireless.com. Thank you.